David E. Coffey, C.P.A.

3651 Lindell Road, suite I

Las Vegas, NV 89103

July 30, 2002

Dynasty International Corporation

Surrey, BC Canada

   This letter will acknowledge my agreement to include or refer to the financial statements which I have audited for the cumulative period ended as of March 31, 2002, in the filing of the 3rd amendment to Form SB-2 with the Securities and Exchange Commission.

Sincerely,

David E. Coffey, C.P.A.